Exhibit 99.9

MEANINGFUL CHANGE NEEDED FOR VALUE CREATION AT CLIFFS NATURAL RESOURCES March 6, 2014

CASABLANCA CAPITAL

Disclaimer

1

This presentation with respect to Cliffs Natural Resources, Inc. ("Cliffs" or the "Company") is for general informational purposes only. It does not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision. The views expressed herein represent the opinions of Casablanca Capital LP ("Casablanca"), and are based on publicly available information and Casablanca analyses. Certain financial information and data used herein have been derived or obtained from filings made with the SEC by the Company or other companies considered comparable, and from other third party reports. Casablanca has not sought or obtained consent from any third party to use any statements or information indicated herein. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No representation or warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate.

There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of Casablanca's action plan set forth herein are based on assumptions that Casablanca believes to be reasonable, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of any security. Casablanca reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casablanca disclaims any obligation to update the information contained herein.

Under no circumstances is this presentation to be used or considered as an offer to sell or a solicitation of an offer to buy any security. Private investment funds advised by Casablanca currently hold shares of the Company's common stock. Casablanca manages investment funds that are in the business of trading – buying and selling – public securities. It is possible that there will be developments in the future that cause Casablanca and/or one or more of the investment funds it manages, from time to time (in open market or privately negotiated transactions or otherwise), to sell all or a portion of their shares (including via short sales), buy additional shares or trade in options, puts, calls or other derivative instruments relating to such shares. Casablanca and such investment funds also reserve the right to take any actions with respect to their investments in the Company as they may deem appropriate.

CASABLANCA CAPITAL LP, DONALD G. DRAPKIN AND DOUGLAS TAYLOR (COLLECTIVELY, "CASABLANCA") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CLIFFS NATURAL RESOURCES INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASABLANCA, ROBERT P. FISHER, JR., CELSO LOURENCO GONCALVES, PATRICE E. MERRIN, JOSEPH RUTKOWSKI AND GABRIEL STOLIAR (COLLECTIVELY, THE "PARTICIPANTS"), WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS LLC, CASABLANCA'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (877) 274-8654.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS ARE CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY CASABLANCA WITH THE SEC ON MARCH 6, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Overview 2 Executive Summary • Casablanca is nominating six highly - qualified candidates for election to Cliffs’ Board at the annual meeting scheduled for May 13, 2014 • Funds managed by Casablanca own approximately 5.2% of Cliffs , making us one of its largest shareholders • Casablanca is committed to fixing Cliffs after an 80% loss of value • New strategy centered on Cliffs’ core U.S. business • Domestically - focused Cliffs would be better positioned to realize full potential value • First Stage: drive cost - cutting, increase return of capital and sell Asia Pacific • Second Stage: explore MLP, sale or other value - enhancing initiatives • New executive leadership and Board • Lourenco Goncalves as Cliffs’ CEO • Six highly - qualified Board candidates • All are independent of the Company • All (other than Douglas Taylor) are independent of Casablanca

Overview 3 Casablanca Director Nominees Nominee Key Qualifications Lourenco Goncalves  Hired as CEO of Metals USA in February 2003; took the company private in November 2005; IPO’d the company in April 2010 and sold the company to Reliance Steel & Aluminum in April 2013  CEO of California Steel Industries from March 1998 to February 2003 Rip Fisher  Former Goldman Sachs Managing Director, Head of Mining and Head of Canadian Corporate Finance and Investment Banking  Former Director of CML HealthCare Inc. Patrice Merrin  Director of Stillwater Mining  Former Chairman of CML HealthCare Inc.  Director of Climate Change and Emissions Management Corp.  Former CEO of Luscar and Executive Vice President of Sherritt International Joseph Rutkowski  Former Nucor Corporation Executive Vice President of Business Development Gabriel Stoliar  Managing Partner of Studio Investimentos, an asset management firm  Former Vale S.A. CFO and Executive Director of Planning & Business Development  Former BNDES Executive Director Douglas Taylor  CEO and Co - CIO of Casablanca Capital LP  Former Lazard Frères & Co and Wasserstein Perella Managing Director  Former Director and CFO of Sapphire Industrials

Overview 4 Majority of Current Board Presided over an 80% Decline in Value… [ a] 2012 Annual Meeting: Company sponsored proposal to allow the Board to amend bylaws without shareholder approval, failed to pass. [ b] 2013 Annual Meeting: Company sponsored proposals to allow the Board to amend bylaws without shareholder approval and to eliminate cumulative voting, both failed to pass. [c ] Reflects closing price on March 4, 2014. Price $101.43 0.00 20.00 40.00 60.00 80.00 100.00 $120.00 1/16/11 5/23/11 9/27/11 2/1/12 6/7/12 10/12/12 2/16/13 6/23/13 10/28/13 3/4/14 $19.15 (c) Jan '11: Announced acquisition of Bloom Lake Shareholders reject Board entrenchment proposals (a), (b) High 1/11/11 ~80 % Loss in Value

Economic Exposure of Board (a) Shares Shares Purchased Granted for Cash Executive Chairman 39,975 0 CEO 97,560 0 Other Board Members (Aggregate) 91,651 3,460 Total 229,186 3,460 Lourenco Goncalves 50,000 Casablanca          7,906,520 Overview 5 …and Demonstrated Little Faith in Cliffs, Given de Minimis Economic Interest [a ] Per Bloomberg. [b ] Reflects 1,040, 1,290 and 1,130 shares acquired by Andres Gluski on November 5, 2013, May 11, 2012 and August 1, 2011, respec ti vely. ( b )

Overview 6 Underperforming Benchmarks Note : CLF stock price change calculated using closing price beginning on January 3, 2011 and ending on March 4, 2013. [ a] Reflects S&P Metals & Mining ETF. - 20 40 60 80 100 120 140 160 1/9/11 5/4/11 8/27/11 12/20/11 4/13/12 8/6/12 11/29/12 3/24/13 7/17/13 11/9/13 3/4/14 CLF S&P 500 XME Iron Ore + 47% (32%) (40%) (77%) XME (a) Iron Ore S&P 500 CLF 1/1/11 Stock Price Since January 1, 2011

Corporate Governance 7

Corporate Governance 8 Majority of Existing Board Is Responsible for Failed Bloom Lake Acquisition The directors who approved the transaction, and those who permitted additional investment, should not continue to serve on the Cliffs Board Directors Cliffs Director Since Richard K. Riederer 2002 Susan M. Cunningham 2005 Barry J. Eldridge 2005 Susan M. Green 2007 Janice K. Henry 2009 James Kirsch 2010 Andrés R. Gluski 2011 Timothy W. Sullivan 2013 Mark E. Gaumond 2013 Gary B. Halverson 2013 Stephen Johnson 2013 6 of 11 current directors approved the Consolidated Thompson/ Bloom Lake transaction ($4.9 billion) [ ] of 11 approved subsequent investment in Bloom Lake (additional ~$1.5 billion) 9 of 11 approved subsequent investment in Bloom Lake (additional ~$ 1.5 billion)

CASABLANCA CAPITAL

Corporate Governance

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Bloom Lake Is Part of a ~$9 billion Value-Destroying Diversification Strategy

Project	Est. Aggregate Amount Invested ($ millions)	Project Status	Sitting Directors Responsible for Approving: Acquisition	Sitting Directors Responsible for Approving: Further Investment
Chromite[a]	$500	Suspended in 2Q 2013	5 / 6	8
Coal[b]	1,230	Expected breakeven in 2014	6	10
Amapá[c]	500	Divested for "nominal" amount in 3Q 2013	3	8
Wabush[d]	285	Idled 1Q 2014	5	10
Subtotal:	$2,515			
Plus: Bloom Lake	6,400			
Total	$8,915			

Most of the current Board oversaw these investments

We believe these transactions demonstrate a consistent pattern of poor Board oversight and judgment

[a] Five of the current directors were on the Board at the time of the $154 million Chromite Ontario transaction (11/23/09) and 6 were on the Board at the time of the $78 million Chromite Far North transaction (5/25/10). $500 million estimated total investment includes ~$70 million per year for feasibility and assessment studies, over 3 years.

[b] Based on $757 million acquisition of West Virginia Coal (7/6/10) plus ~$470 million cumulative capex between 2010 and 2013. Excludes impact of Sonoma Coal (acquired for $140 million (1/9/07), divested for $141 million (7/10/12)). 2014 breakeven assumption based on midpoint of Company guidance of $85 – $90 expected revenues/ton and $85 – $90 expected cash costs/ton.

[c] Based on $498.6 million book value and accounted for under the equity method as of 12/31/11.

[d] Based on $103 million purchase price (initial stake acquired (1/1/97) for $15 million and remaining interest acquired (10/9/09) for $88 million), plus Casablanca-estimated $80 million cumulative capex, plus Company-announced $100 million idling costs. Cumulative capex estimated based on difference between $183 million asset impairment charge incurred in Q4 2013 and $103 million cumulative purchase price.

Corporate Governance 10 Board Has Repeatedly Engaged in Entrenchment Tactics Annual Meeting Company - Sponsored Proposals to Strip Shareholders of Important Rights Result 2012 Remove shareholder right to approve bylaw amendments Failed 2013 Remove shareholder right to approve bylaw amendments Failed Eliminate cumulative voting Failed [ ] of 11 approved subsequent investment in Bloom Lake (additional ~$1.5 billion) How, after an 80% loss in value, does the Board justify these proposals?

Corporate Governance 11 Board Has Repeatedly Engaged in Entrenchment Tactics (cont’d) Summary Actual Language “Change in Control” triggered if Incumbent Board is replaced… “‘Change in Control’ means: … (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board;… …unless the Incumbent Board approves incoming Board members… “…provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board,… ...but activists’ nominees don’t count, even if the Board approves them “…but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board” Unusual, in Casablanca’s view, and just added this year Why should newly - installed management be paid a premium when shareholders have suffered an 80% loss?

Corporate Governance 12 Hurried and Defensive CEO Appointment The rushed manner in which Mr. Halverson was appointed to the CEO position represents a poor exercise of the Board’s fiduciary duties [ a] Announced October 25, 2013. Mr. Halverson assumed the President and COO position effective November 18, 2013. One day later, Board deems Halverson ready to become CEO Casablanca’s Interpretation: Halverson needed on - the - job training before assuming the CEO spot February January December November November 18 Halverson appointed President and COO “to build a deep understanding of the business at an operating level before assuming the CEO leadership position” (a) January 27 Casablanca Letter detailing proposals to enhance value February 12 Casablanca proposes Lourenco Goncalves as CEO of Cliffs February 13 One day later, Cliffs announces Halverson as CEO

Corporate Governance 13 Who is Running Cliffs ? Cliffs cannot afford obfuscated leadership and needs a proven leader to take decisive action Casablanca’s Interpretation Date Event Comments Senior - Most Executive July 9, 2013  Company announces CEO Carrabba’s pending retirement  Kirsch named Non - Executive Chairman  Office of the Chairman formed to “facilitate smooth transition”  Lame duck CEO  Cliffs run by committee headed by Kirsch Kirsch Nov. 15, 2013  CEO Carrabba formally retires Nov. 18, 2013  Kirsch becomes Executive Chairman  Halverson joins as COO and President  Halverson reports to Kirsch  Kirsch is lead executive  Halverson starts on - the - job CEO training Kirsch Feb. 12, 2014  Casablanca proposes Goncalves as CEO Feb 13, 2014  Board appoints Halverson as CEO  Rushed and defensive reaction  Halverson reports to Kirsch Kirsch Feb 21, 2014  Kirsch to remain Executive Chairman through 2014  Halverson’s on - the - job CEO training continues? Kirsch

0.00 5.00 10.00 15.00 20.00 25.00 $30.00 3/4/04 3/4/06 3/4/08 3/4/10 3/4/12 3/4/14 Corporate Governance 14 James Kirsch Presided over 86% Value Destruction at Ferro [ ] of 11 approved subsequent investment in Bloom Lake (additional ~$1.5 billion) $ 13.55 +413% Oct 2004: Kirsch joins Ferro Corp as President and COO Nov 2012: James Kirsch resigns from Ferro Corp as President, Chairman and CEO $2.64 (86%) Cliffs cannot afford to have an Executive Chairman who presided over an 86% destruction of value As CEO, Kirsch oversaw an ~86% loss of value at Ferro, which rebounded +400% after his departure Ferro Corp Share Price Performance Nov 2005: Kirsch named CEO

CASABLANCA CAPITAL

Corporate Governance

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Lack of Economic Alignment with Shareholders[a]

Board of Directors		
Name	Common Stock Ownership	% Out.
Gary B Halverson	97,560	0.06%
James F Kirsch	39,975	0.03%
Barry J Eldridge	23,882	0.02%
Susan M Cunningham	20,232	0.01%
Andres Ricardo Gluski Weil	12,049	0.01%
Susan Miranda Green	11,628	0.01%
Janice K Henry	11,201	0.01%
Timothy W Sullivan	5,823	0.00%
Mark E Gaumond	5,047	0.00%
Stephen M Johnson	2,728	0.00%
Richard K Riederer	2,521	0.00%
Total Board of Directors	**232,646**	**0.15%**

Executive Leadership		
Name	Common Stock Ownership	% Out.
Gary B Halverson	97,560	0.06%
P Kelly Tompkins	69,415	0.05%
William C Boor	68,827	0.04%
James F Kirsch	39,975	0.03%
Terrance M Paradie	30,134	0.02%
Clifford T Smith	37,685	0.02%
David L Webb	17,268	0.01%
Terry G Fedor	10,281	0.01%
Total Executives	**371,145**	**0.24%**
Total Board + Executives	**466,256**	**0.30%**

Less than $10 million in aggregate (0.3%) exposure of entire Board and executive leadership

[a] Based on aggregate share ownership of 232,646 shares held by directors and 371,145 shares top executives, and 137,535 shares held by both groups in aggregate. Shares attributed to Mr. Kirsch (39,975) and Mr. Halverson (97,560) included in both director and top executive subtotals. Total value based on Cliffs closing stock price of $19.15 as of March 4, 2014. Top executives based on individuals listed under "Executive Leadership" on Company website. Share ownership per Bloomberg. Percentages based on 153,087,255 common shares outstanding as of February 10, 2014, per Company 10-K dated February 14, 2014.

Our Concerns about Cliffs’ Strategy 16

Our Concerns about Cliffs’ Strategy 17 Committed to a Failed Expansion and Diversification Strategy 80% loss of value & 76% dividend cut With the value destruction that has transpired at Cliffs, how can it continue to pursue an expansion and diversification strategy? Has yet to be demonstrated, in our opinion Screenshot of Cliffs Website (a) : [ a] From: http:// www.cliffsnaturalresources.com/EN/aboutus/GrowthStrategy/Pages/default.aspx as of March 5, 2014. Still? A fter ~$9 billion invested with little to show?

Our Concerns about Cliffs’ Strategy 18 Kick the Can(ada) • Idling the Bloom Lake expansion should have happened a long time ago and is not a new strategy, in our view Company “Strategy” Casablanca’s Concerns Preferred Bloom Lake JV or sale Difficult to execute in a reasonable time frame and on reasonable terms Backup Shut down all of Bloom Lake Permanently extinguish es hope of recouping the ~$6.5 billion (and growing) cost of Bloom Lake How can idling Bloom Lake be credibly held out as evidence of a new strategic direction? Grim array of potential outcomes

Our Concerns about Cliffs’ Strategy 19 Asia Pacific: Not Enough to Anchor an International Strategy  (suspended) Amapá  (divested)   (idled) (“indefinitely suspended”) With so much on its plate at home, additional work needed at Bloom Lake and no synergies, how is Asia Pacific a core asset? Asia Pacific is Cliffs’ only significant international asset Canadian Chromite (suspended) Latin America (divested) Asia Pacific (6 – 7 year remaining life) Eastern Canada (suspended and idled)

$497 $1,059 $699 $790 0 200 400 600 800 1,000 $1,200 2014 2015 2016 2017 2018 2019 2020 2021 2040 Our Concerns about Cliffs’ Strategy 20 “Reducing Net Debt” or Just Hoarding Cash? Is the Board truly committed to capital reallocation when cash balances can be redeployed at any moment towards the next “ opportunity ”? Company Guidance 2013A 2014E Cash $336 $671 (b) Debt $3,044 $3,044 [ a] Debt maturities exclude $1.75 billion undrawn revolving credit facility, which matures 2017, and recently - announced equipment fi nancing of $103 million, which Casablanca assumes will amortize over the life of the financing. [ b ] Reflects Company guidance of “double” the current cash balance as of Q4 2013. Guidance provided on earnings conference call on February 14, 2014. With no debt maturities before 2018, what does Cliffs intend to do with its cash? Debt Maturities (a)

Our Concerns about Cliffs’ Strategy 21 Beyond the Current Dividend, No Return of Capital for Shareholders • The dividend was originally cut primarily to fund Bloom Lake’s expansion : “ Our Board of Directors recently approved a reduction to our quarterly cash dividend rate by 76 percent to $0.15 per share. Our Board of Directors took this step in order to improve the future cash flows available for investment in the Phase II expansion at Bloom Lake , as well as to preserve our investment - grade credit ratings.” — Cliffs 2012 10K • With Bloom Lake “indefinitely suspended,” Cliffs should now have financial capacity to return more capital to shareholders without eroding credit metrics Why is there no commitment to return more capital to shareholders who have borne the full brunt of Cliffs’ loss in value?

A New Strategy Focused on Cliffs’ Core U.S. Assets 22

A New Strategy Focused on Cliffs’ Core U.S. Assets 23 Casablanca Plan :  Install new l eadership : Board and CEO  Refocus on core U.S. business  Sell Asia Pacific  Address cost structure  Return capital to shareholders  Explore second - stage value creation — by MLP, sale or otherwise

A New Strategy Focused on Cliffs’ Core U.S. Assets 24 Refocus on Core U.S. Business • We believe Cliffs ’ U.S. assets remain its greatest opportunity • Close to 60% of the iron ore production capacity in the geographically protected Great Lakes region • Largest iron ore producer in the United States • Current production rates imply 40+ years of mine life on proven reserves • Our expectations: profitable even in a commodity pricing downcycle • Cliffs should emphasize this dominant position, strategically and financially • Take steps to strengthen contractual relationships with customers • Minimize commodity price exposure Casablanca believes the Great Lakes assets are underappreciated by the market and hold the key to Cliffs’ future

A New Strategy Focused on Cliffs’ Core U.S. Assets 25 Extract Value through Immediate Divestiture of Asia Pacific • Unsolicited expressions of interest in Asia Pacific • A sale of Asia Pacific can capture an attractive valuation, in our opinion • Alternative to our prior spin - off proposal and dovetails with Cliffs’ announcement to suspend Bloom Lake • Proceeds from divestiture could be used to: • Finance obligations at Bloom Lake • Reduce debt • Return capital to shareholders • Given the limited remaining life of these assets, we believe the Company must act now to maximize this value While we previously proposed a spin - off of the international assets as our preferred mechanism, a separation between Cliffs’ core business and the international businesses, by any mechanism , was and continues to be our ultimate objective

A New Strategy Focused on Cliffs’ Core U.S. Assets 26 Address Cliffs’ Bloated Cost Structure • Reduce cost structure far more aggressively, as in our opinion: • Proposed cuts are insufficient • Corporate is oversized • Cash costs remain too high • Refocused Cliffs should have capacity to increase its dividend payout without eroding credit metrics • Increased return of capital should: • Instill financial discipline • Communicate priorities to investors Return More Capital to Shareholders We believe these objectives are readily achievable under the right leadership

A New Strategy Focused on Cliffs’ Core U.S. Assets 27 Second - Stage Value Creation — by MLP, Sale or Otherwise • MLP: • Casablanca has conducted significant research with both MLP capital markets bankers and investors • Believe an MLP can be executed successfully • Potential sale of the Company: • Cliffs is the only pure - play iron ore miner to offer strategic access to the U.S . market in this scale Casablanca is ultimately indifferent as to whether an MLP, sale or other mechanism is utilized to realize Cliffs’ potential value We firmly believe, however, that the status quo does not work

Proposed Leadership Changes 28

29 • Metals USA • Served as President and Chief Executive Officer from February 2003 until the sale of Metals USA to Reliance Steel & Aluminum in April 2013 • Metals USA was one of the largest metals service center businesses in the United States, operating 48 locations • California Steel Industries (CSI) • Served as President and Chief Executive Officer of CSI, a joint venture between Vale and Kawasaki Steel (now JFE Holdings), from March 1998 to February 2003 • Transformed company from a break - even steel producer into one of the most important and profitable players in the flat rolled steel industry • Companhia Siderurgica Nacional (CSN) • From 1981 to 1998 Mr. Goncalves worked at CSN, where he held the position of Managing Director • CSN is one of the largest steel producers in Brazil and is vertically integrated with iron ore operations Proposed Leadership Changes Lourenco Goncalves Brings over 30 Years of Experience in Metals & Mining Lourenco Goncalves is a proven value creator for shareholders

30 Lourenco Goncalves and Metals USA: A Case Study for Value Creation February 2003 • Lourenco Goncalves joins Metals USA as its President and CEO • Stock price: $3.08 January / July 2007 • Metals USA pays a total of $275 million in dividends to its shareholders August 2012 • Apollo completes a $59 million secondary offering, retaining 53% ownership May 2005 • Metals USA is taken private by Apollo for $22 per share • Apollo invests $136 million of equity ($752 million transaction value) May 2006 • Metals USA pays a $25 million dividend to its shareholders April 2010 • Metals USA IPO through a 100% primary offering. Apollo retains 64% ownership February 2013 • Metals USA is sold to Reliance Steel & Aluminum for $1.2 billion in cash 2013 2012 2011 2010 2009 2008 2007 2006 2005 2004 2003 Proposed Leadership Changes ~7x increase from the time Mr. Goncalves took over as CEO Apollo made approximately 5.5x its original investment over eight years

Proposed Leadership Changes 31 Casablanca’s Board Candidates Are Highly Qualified Financial/Transactional Metals & Public Company Experience Experience Mining Other Investment Principal Name Experience CEO Executive Board Banking Investing Lourenco Goncalves x x x x Rip Fisher x x x x Patrice Merrin x x x x Joseph Rutkowski x x Gabriel Stoliar x x x x Douglas Taylor x x x Cliffs needs a newly - constituted Board that will work for shareholders and oversee the restoration of value

Proposed Leadership Changes 32 Conclusion • As a significant shareholder, Casablanca is troubled by the value destruction that has occurred under this Board's watch • Cliffs desperately needs a new strategy and leadership with a fresh perspective — the status quo is unacceptable in our view and shareholders have suffered enough • We believe substantial shareholder representation among a group of highly qualified, independent directors on Cliffs’ Board, and a new CEO, are critical components of any solution Casablanca believes its slate of director nominees is overwhelmingly qualified and offers a superior alternative to the incumbent directors who are expected to be up for reelection at the 2014 annual meeting